Exhibit 10.45

PARTICIPANT AWARD AGREEMENT
(2022 PSU Program – Share Settled)

[•], 2022

 Dear [Name]:

Pursuant to the terms and conditions of the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (as amended from time to time, the “Plan”) and the 2022 Performance Share Unit Program (the “Program”), effective January 1, 2022, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Equitrans Midstream Corporation (the “Company”) grants you «NumberUnits» Target Performance Share Units (the “Award”), the value of which is determined by reference to the Company’s common stock.  The terms and conditions of the Award, including, without limitation, vesting and distribution, shall be governed by the provisions of this Participant Award Agreement and the Program document attached hereto as Exhibit A; provided that the Award is also subject to the terms and limits included within the Plan. As approved, the Award will be settled in shares of Company common stock; provided, however, that the Committee retains the discretion for any reason to settle the Award in cash, Company common stock or any combination thereof.

The terms contained in the Plan and the Program are hereby incorporated into and made a part of this Participant Award Agreement, and this Participant Award Agreement shall be governed by and construed in accordance with the Program and the Plan. In the event of any actual or alleged conflict between (a) the provisions of the Plan and the provisions of this Participant Award Agreement, the provisions of the Plan shall be controlling and determinative, and (b) the provisions of this Participant Award Agreement and the terms of any written employment-related agreement that you have with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement, as required by the Company), the terms of such employment-related agreement shall be controlling and determinative.

You may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.com, and clicking on the “Menu” tab followed by the “Stock Plans” tab and then following the prompts for your Plan documents. Copies of information generally delivered to the Company’s shareholders can be found at www.equitransmidstream.com by clicking on the “Investors” link on the main page and then “Financial Reporting” and “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

Your Award under the Program will be effective only if, no later than 45 days after the date of this Participant Award Agreement, (a) you accept your Award through the Fidelity NetBenefits website and (b) to the extent you are not already subject to an agreement with the Company containing covenants regarding confidentiality, non-solicitation, and if required by the Company, non-competition, you execute an agreement containing the applicable covenants that is acceptable to the Company.
When you accept your Award through the Fidelity NetBenefits website, you shall be deemed to have (a) acknowledged receipt of this Award granted on the date of this Participant Award Agreement (the terms of which are subject to the terms and conditions of this Participant Award Agreement, the Program document and the Plan) and copies of this Participant Award Agreement, the Program document and the Plan, and (b) agreed to be bound by all the provisions of this Participant Award Agreement, the Program document and the Plan.

Exhibit A

Equitrans Midstream Corporation
2022 Performance Share Unit Program

[attached hereto]